Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL STATEMENTS OF CME GROUP INC.

The unaudited pro forma condensed combined financial information is derived from the historical financial statements of CME Group Inc. (“CME Group”)) and NYMEX Holdings, Inc. (“NYMEX Holdings”). The unaudited pro forma condensed combined financial information is prepared using the purchase method of accounting, as defined by accounting guidance on business combinations, with CME Group treated as the acquirer. The unaudited pro forma condensed combined income statement for the year ended December 31, 2008 is presented as if the NYMEX Holdings merger and any related merger financing occurred on January 1, 2008.

CME Group and NYMEX Holdings combined their businesses under CME Group, a Delaware corporation. Pursuant to the Agreement and Plan of Merger, dated March 17, 2008, and as amended June 30, 2008, July 18, 2008 and August 7, 2008, by and among CME Group, CMEG NY Inc., a Delaware corporation and a subsidiary of CME Group (“Merger Sub”), NYMEX Holdings and New York Mercantile Exchange, Inc. (“NYMEX”) (the “Merger Agreement”), at the effective time of the merger, each issued and outstanding share of NYMEX Holdings common stock (other than shares owned by CME Group or NYMEX Holdings or any of their respective wholly-owned subsidiaries and any dissenting shares) was converted into the right to receive, at the election of each NYMEX Holdings shareholder, consideration in the form of CME Group Class A common stock (the “Stock Election”) or cash (the “Cash Election”). The cash consideration per share of NYMEX Holdings common stock for which a Cash Election was made was equal to $81.16, the sum of (i) 36.00 plus (ii) the product of (a) 0.1323 (defined as the “Exchange Ratio” for purposes of preparing the pro forma financials) times (b) $341.3720, the average closing sale price of CME Group Class A common stock on the Nasdaq for the period of ten consecutive trading days ending on the second full trading day prior to the effective time of the merger (the “Average CME Group Share Price”). The stock consideration per share of NYMEX Holdings common stock for which a Stock Election was made was 0.2378 shares of CME Group’s Class A common stock, which is equal to the cash consideration per share divided by the Average CME Group Share Price. The cash and stock consideration payable in the merger was subject to proration based on an approximately $3.4 billion mandatory cash component. Since the mandatory cash component was undersubscribed, NYMEX Holdings stockholders who elected to receive stock consideration in the merger received, per share of NYMEX Holdings common stock, approximately $7.29 in cash and 0.2164 shares of CME Group’s Class A common stock, plus additional cash in lieu of any fractional shares.

The allocation of the purchase price used in the unaudited pro forma condensed combined financial information is based on actual tangible assets and liabilities, and intangible assets of NYMEX Holdings as of the effective time of the merger, as well as merger-related transaction costs.

The unaudited pro forma condensed combined financial information does not reflect the special dividend of $5.00 per share of CME Group’s Class A and Class B common stock that CME Group declared on August 22, 2008 to be paid on October 10, 2008 to shareholders of record as of September 25, 2008. The dividend was approximately $335.7 million.

Certain historical balances of NYMEX Holdings have been reclassified to conform to the pro forma combined presentation.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only, addresses a hypothetical situation and therefore is not intended to represent the consolidated results of operations of CME Group that would have been reported had the mergers been completed as of the dates described above, and should not be taken as indicative of any future consolidated results of operations. The unaudited pro forma condensed combined statements of income do not reflect any revenue or cost savings from synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including restructuring liabilities, directly related to the merger other than those realized from NYMEX Holdings merger and included in historical results for CME Group.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of CME Group and NYMEX Holdings included in CME Group’s Annual Report on Form 10-K filed with the SEC on March 2, 2009 for the period ending December 31, 2008, CME Group’s Current Report on Form 8-K filed with the SEC on September 15, 2008 and CME Group’s Current Report on Form 8-K/A, filed with the SEC on November 7, 2008.

CME GROUP INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

For the Year Ended December 31, 2008

(dollars in thousands)

	CME Group Historical	NYMEX Holdings Historical	NYMEX Holdings Pro Forma Adjustments	Note 3		CME Group Combined Pro Forma
Revenues
Clearing and transaction fees	$2,115,366	$479,252				$2,594,618
Quotation data fees	279,533	71,818				351,351
Processing services	54,073	—	$(45,731)	(C	)	8,342
Access and communication fees	43,618	797				44,415
Other	68,429	8,496				76,925

Total Revenues	2,561,019	560,363	(45,731)			3,075,651
Expenses
Compensation and benefits	317,554	48,326				365,880
Communication	52,339	3,309				55,648
Technology support services	59,611	5,817				65,428
Professional fees and outside services	71,944	17,318				89,262
Amortization of purchased intangibles	98,682	—	36,118	(B	)	134,800
Depreciation and amortization	137,341	9,413	3,137	(A	)	149,891
Occupancy and building operations	71,388	11,781				83,169
Licensing and other fee agreements	70,259	72,402	(45,731)	(C	)	96,930
Restructuring	4,839	—				4,839
Other	94,867	63,735				158,602

Total Expenses	978,824	232,101	(6,476)			1,204,449

Operating Income	1,582,195	328,262	(39,255)			1,871,202
Non-Operating Income (Expense)
Investment income	45,514	8,981	(41,633)	(D	)	12,862
Impairment of long-term investments	(274,507)	—				(274,507)
Gain (losses) on derivative investments	(8,148)	—				(8,148)
Securities lending interest income	38,323	14,853				53,176
Securities lending interest expense	(51,722)	(12,361)				(64,083)
Interest expense	(56,501)	(4,230)	(88,969)	(E	)	(149,700)
Guarantee of exercise right privileges	12,824	—				12,824
Equity in losses of unconsolidated subsidiaries	(31,556)	25,303				(6,253)
Other expenses	(8,458)	—				(8,458)

Total Non-Operating	(334,231)	32,546	(130,602)			(432,287)

Income before Income Taxes	1,247,964	360,808	(169,857)			1,438,915
Income tax provision	(532,478)	(164,520)	67,943	(F	)	(629,055)

Net Income	$715,486	$196,288	$(101,914)			$809,860

Earnings Per Share:
Basic	$12.18					$12.12
Diluted	12.13					12.08
Weighted Average Number of Shares:
Basic	58,738		8,055	(G	)	66,793
Diluted	58,967		8,055	(G	)	67,022

The accompanying notes are an integral part of the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION FOR CME GROUP

1. Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information is derived from the historical financial statements of CME Group and NYMEX Holdings. The unaudited pro forma condensed combined financial information is prepared using the purchase method of accounting, with CME Group treated as the acquirer. The unaudited pro forma condensed combined income statements for the year ended December 31, 2008 are presented as if the NYMEX Holdings mergers and any related merger financing occurred on January 1, 2008.

According to accounting guidance on business combinations, the purchase price has been allocated to tangible and identifiable intangible assets acquired and liabilities assumed based on NYMEX Holdings’ fair values as of August 22, 2008. The excess of the purchase price over the net assets acquired has been recorded as goodwill. Significant assumptions and estimates have been used in determining the purchase price and allocation of the purchase price in the unaudited pro forma condensed combined financial information.

Certain historical balances of CME Group and NYMEX Holdings have been reclassified in the financial statements to conform to the pro forma combined presentation.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not intended to represent the consolidated financial position or consolidated results of operations of CME Group that would have been reported had the merger been completed as of the dates described above, and should not be taken as indicative of any future consolidated financial position or consolidated results of operations. The unaudited pro forma condensed combined statements of income do not reflect any revenue or cost savings synergies that may be achieved with respect to the combined companies, or the impact of non-recurring items, including restructuring liabilities, directly related to the merger other than those realized from the NYMEX Holdings mergers and included in historical results for CME Group.

The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and accompanying notes of CME Group and NYMEX Holdings included in CME Group’s Annual Report on Form 10-K filed with the SEC on March 2, 2009 for the period ending December 31, 2008, CME Group’s Current Report on Form 8-K filed with the SEC on September 15, 2008 and CME Group’s Current Report on Form 8-K/A, filed with the SEC on November 7, 2008.

2. NYMEX Holdings Merger Pro Forma Adjustments

(A)	To record an adjustment to depreciation based on the adjustment to the book value of NYMEX Holdings property to its preliminary estimated fair value.

	Historical Amount, net	Fair Value	Increase	Estimated Useful Life	2008 Depreciation Adjustment
	(dollars in thousands)
Building	$43,143	$233,711	$190,568	39 years	$3,137
Other property	26,915	26,915	—	3 - 15 years	—

Total pro forma adjustments	$70,058	$260,626	$190,568		$3,137

Depreciation expense has been calculated using a straight-line method over the estimated useful life.

(B)	To record amortization expense based on identifiable intangible assets at their preliminary estimated fair values. Fair values for trade name and open interest intangible assets have been estimated using an income approach. Fair values for all other intangible assets were estimated using a multi-period excess earnings method. Amortization expense has been calculated using a straight-line method over the estimated useful life.

	Preliminary Fair Value	Estimated Useful Life (in years)	2008 Amortization Adjustment
	(dollars in thousands)

Trade name	$235,000	Indefinite	—
Market data customer relationships(i)	176,000	30	3,767
Clearing firm relationships(i)	1,168,000	30	24,998
Trading products(ii)	9,023,000	Indefinite	—
Clearport technology	10,000	5	1,284
Open interest	10,000	0.5	2,849
Real estate intangibles	42,630	9	3,220

Total pro forma adjustments	$10,664,630		$36,118

(i)	The fair values of market data customer relationships and clearing firm relationships, both of which are non-contractual, have been amortized using the straight-line method.
(ii)	An indefinite life was assumed for the trading products. Some of these products have traded at NYMEX for decades and authorizations by the CFTC to trade these products are perpetual. The valuation is based on a historical analysis of volumes.

(C)	To eliminate the effect of processing services provided by CME to NYMEX.

(D)	To reduce interest income lost as a result of the liquidation of cash and cash equivalents and marketable securities to fund the merger and the Membership Rights Payment:

2008 Interest Lost
(dollars in thousands)
Liquidated cash and cash equivalents and marketable securities	$1,165,201
CME Group’s historical tax-equivalent yield	3.57%

Estimated adjustment for interest income lost	$41,633

(E)	To record interest expense based on the borrowing by CME Group to partially finance the $3.4 billion cash payment to NYMEX Holdings shareholders as part of the merger. Interest expense on the debt was calculated using various interest rates ranging from 2.97% to 5.40%, which was based on the 3-month LIBOR rate during 2008, adjusted for CME Group’s then current credit spread. Debt issuance costs of $21.5 million have been capitalized and are amortized over the term of debt, which is currently expected to range from one to five years, using the straight-line method for estimation purposes only. The unaudited pro forma condensed combined statements of income do not assume reductions in interest based on anticipated principal repayments.

Pro forma interest expense adjustments were calculated as follows:

2008 Interest Expense
Floating rate notes, due 2009	$250,000
Interest rate	3.37%

Interest expense	$5,417
Floating rate notes, due 2010	$300,000
Interest rate	3.82%

Interest expense	$7,367
5.40% notes, due 2013	$750,000
Interest rate	5.40%

Interest expense	$26,004
Commercial paper – long term	$945,500
Interest rate	2.97%

Interest expense	$18,046
Funded term loan, due 2009	$420,500
Interest rate	4.17%

Interest expense	$11,271
Commercial paper – short term	$534,000
Interest rate	2.97%

Interest expense	$10,192

Total interest expense	78,297
Amortization of capitalized debt issuance costs	8,152
Annual debt maintenance costs	2,520

Total pro forma adjustments	$88,969

An interest rate change of  1/8th of one percent would have a $2.6 million impact on the anticipated total annual interest expense.

(F)	To record the federal and state income tax effects on the pro forma adjustments. Income tax effects have been calculated using CME Group’s estimated statutory tax rate of 40%. The pro forma combined income tax expense does not reflect the amounts that would have resulted had CME Group and NYMEX Holdings filed consolidated income tax returns during the periods presented.

(G)	To adjust the weighted average number of shares outstanding used to determine basic and diluted pro forma earnings per share based upon the exchange of NYMEX Holdings common stock for CME Group Class A common stock.